Exhibit 34

Nicholas Financial, Inc.
Corporate Headquarters
2454 McMullen-Booth Rd.
Building C, Suite 501
Clearwater, FL 33759

Contact:	Ralph Finkenbrink Sr. Vice President, CFO www.nicholasfinancial.com Ph # - 727-726-0763
FOR IMMEDIATE RELEASE
NASDAQ: NICK
Web site:

Nicholas Financial Reports Record 2nd Quarter Results
October 20, 2005 - Nicholas Financial, Inc., (NASDAQ: NICK) announced that net income increased 34% to $2,509,000 for the three months ended September 30, 2005 as compared to $1,866,000 for the three months ended September 30, 2004. Diluted earnings per share increased 33% to $0.24 for the three months ended September 30, 2005 as compared to $0.18 for the three months ended September 30, 2004. Revenue increased 31% to $10,239,000 for the three months ended September 30, 2005 as compared to $7,833,000 for the three months ended September 30, 2004. The Company has reported record same quarter increases in revenues and earnings for 61 out of the past 62 quarters.
Net income increased 40% to $4,903,000 for the six months ended September 30, 2005 as compared to $3,498,000 for the six months ended September 30, 2004. Diluted earnings per share increased 31% to $0.47 for the six months ended September 30, 2005 as compared to $0.36 for the six months ended September 30, 2004. Revenue increased 28% to $19,399,000 for the six months ended September 30, 2005 as compared to $15,110,000 for the six months ended September 30, 2004.
Founded in 1985, with assets of $134,625,000 as of September 30, 2005, Nicholas Financial, Inc. is one of the largest publicly traded specialty consumer finance companies based in the Southeast. The Company presently operates out of 40 branch locations in both the Southeast and the Mid-West States. The Company has approximately 10,000,000 shares of common stock outstanding. For an index of Nicholas Financial Inc.’s news releases or to obtain a specific release, visit our web site at www.nicholasfinancial.com.
Except for the historical information contained herein, the matters discussed in this news release include forward-looking statements that involve risks and uncertainties including competitive factors, the management of growth, and other risks detailed from time to time in the Company’s filings and reports with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2005. Such statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to Company management. Actual events or results may differ materially.
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Nicholas Financial, Inc.
Condensed Consolidated Statements of Income
(Unaudited, Dollars in Thousands, Except Per Share Amounts)

	Three months ended		Six months ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue:
Interest income on finance receivables	$10,198	$7,797	$19,308	$15,011
Sales	41	36	91	99

	10,239	7,833	19,399	15,110

Costs and expenses:
Expenses	4,295	3,269	8,191	6,426
Provision for credit losses	832	659	1,260	1,240
Interest expense	1,058	895	2,039	1,810

	6,185	4,823	11,490	9,476

Operating income before income taxes	4,054	3,010	7,909	5,634
Income tax expense	1,545	1,144	3,006	2,136

Net income	$2,509	$1,866	$4,903	$3,498

Earnings per share:
Basic	$.25	$.19	$.50	$.38

Diluted	$.24	$.18	$.47	$.36

Weighted average shares	9,871,183	9,736,714	9,861,474	9,123,888

Weighted average shares and assumed dilution	10,466,611	10,315,108	10,465,003	9,709,086

(Historical shares outstanding and earnings per share have been adjusted for the June 17, 2005 stock split)
Condensed Consolidated Balance Sheets
(Unaudited, Dollars in Thousands)

	September 30,	March 31,
	2005	2005
Cash	$1,242	$853
Finance receivables, net	126,141	113,708
Other assets	7,242	6,254

Total assets	$134,625	$120,815

Line of credit	$74,154	$65,331
Other notes payable	600	1,000
Other liabilities	7,994	7,726

Total liabilities	82,748	74,057

Shareholders’ equity	51,877	46,758

Total liabilities and shareholders’ equity	$134,625	$120,815
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	Three months ended		Six months ended
	September 30,		September 30,
Portfolio Summary	2005	2004	2005	2004
Average finance receivables, net of unearned interest (1)	$146,973,291	$128,266,971	$144,471,462	$125,646,208

Average indebtedness (2)	$71,747,445	$63,070,954	$69,843,069	$63,392,887

Finance revenue (3)	$10,197,903	$7,796,997	$19,307,604	$15,011,255

Interest expense	1,058,479	894,764	2,039,032	1,810,084

Net finance revenue	$9,139,424	$6,902,233	$17,268,572	$13,201,171

Weighted average contractual rate (4)	23.92%	24.06%	24.02%	24.17%

Average cost of borrowed funds (2)	5.90%	5.67%	5.84%	5.71%

Gross portfolio yield (5)	27.75%	24.31%	26.73%	23.89%

Interest expense as a percentage of average finance receivables, net of unearned interest	2.88%	2.79%	2.82%	2.88%

Provision for credit losses as a percentage of average finance receivables, net of unearned interest	2.26%	2.06%	1.74%	1.97%

Net portfolio yield (5)	22.61%	19.46%	22.17%	19.04%

Operating expenses as a percentage of average finance receivables, net of unearned interest (6)	11.46%	9.96%	11.10%	10.00%

Pre-tax yield as a percentage of average finance receivables, net of unearned interest (7)	11.15%	9.50%	11.07%	9.04%

Write-off to liquidation (8)	6.48%	7.99%	5.77%	6.75%

Net charge-off percentage (9)	5.83%	6.85%	5.13%	5.77%
Note: All three and six month key performance indicators expressed as percentages have been annualized.
(1)	Average finance receivables, net of unearned interest, represents the average of gross finance receivables, less unearned interest throughout the period.

(2)	Average indebtedness represents the average outstanding borrowings under the Line and notes payable-related party. Average cost of borrowed funds represents interest expense as a percentage of average indebtedness.

(3)	Finance revenue does not include revenue generated by Nicholas Data Services, Inc., (“NDS”) the wholly-owned software subsidiary of Nicholas Financial, Inc.

(4)	Weighted average contractual rate represents the weighted average annual percentage rate (APR) of all Contracts purchased and direct loans originated during the period.

(5)	Gross portfolio yield represents finance revenues as a percentage of average finance receivables, net of unearned interest. Net portfolio yield represents finance revenue minus (a) interest expense and (b) the provision for credit losses as a percentage of average finance receivables, net of unearned interest.

(6)	Operating expenses represent total expenses, less interest expense, the provision for credit losses and operating costs associated with NDS.

(7)	Pre-tax yield represents net portfolio yield minus operating expenses as a percentage of average finance receivables, net of unearned interest.

(8)	Write-off to liquidation percentage is defined as net charge-offs divided by liquidation. Liquidation is defined as beginning receivable balance plus current period purchases minus voids and refinances minus ending receivable balance.

(9)	Net charge-off percentage represents net charge-offs divided by average finance receivables, net of unearned interest, outstanding during the period.
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The following tables present certain information regarding delinquency rates experienced by the Company with respect to Contracts and under its direct loan program.

	At September 30,
	2005		2004
Contracts
Gross Balance Outstanding	$194,489,189		$164,289,883

Delinquencies

30 to 59 days	$2,793,371	1.44%	$2,866,168	1.75%
60 to 89 days	707,902	0.36%	801,212	0.49%
90 + days	375,156	0.19%	253,180	0.15%

Total Delinquencies	$3,876,429	1.99%	$3,920,560	2.39%

Direct Loans
Gross Balance Outstanding	$7,077,542		$5,138,518

Delinquencies

30 to 59 days	$42,556	0.60%	$39,728	0.77%
60 to 89 days	21,067	0.30%	33,915	0.66%
90 + days	28,138	0.40%	27,475	0.54%

Total Delinquencies	$91,761	1.30%	$101,118	1.97%

The following table presents selected information on Contracts purchased by the Company, net of unearned interest:

	Three months ended		Six months ended
	September 30,		September 30,
Contracts	2005	2004	2005	2004

Purchases	$28,065,448	$20,246,708	$51,487,410	$42,646,027
Weighted APR	23.79%	23.91%	23.88%	24.01%
Average Discount	8.71%	8.67%	8.63%	8.71%
Weighted Average Term (months)	46	44	45	44
Average Loan	$8,884	$8,391	$8,801	$8,329
Number of Contracts	3,159	2,413	5,850	5,120

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